EX - 11
                  CINCINNATI MILACRON INC. AND SUBSIDIARIES
                      COMPUTATION OF PER-SHARE EARNINGS


                                (In thousands, except per-share amounts)

                                      1993          1992         1991
                                    ---------     -------     ---------
Net earnings (loss)                 $(101,930)    $21,535     $(100,205)

Less preferred dividends                  240         240           240
                                    ---------     -------     ---------
  Net earnings (loss) available
         to common shareholders     $(102,170)    $21,295     $(100,445)
                                    =========     =======     =========

Primary

  Average number of shares
        outstanding                    31,536      27,417        27,350
  Add dilutive effect of stock
         options based on treasury
         stock method                     812         190            11
                                    ---------     -------     ---------

      Total                            32,348      27,607        27,361
                                    =========     =======     =========

        Per share amount            $   (3.16)    $   .77     $   (3.67)
                                    =========     =======     =========

Fully diluted

  Average number of shares
         outstanding                   31,536      27,417        27,350
  Add dilutive effect of stock
         options based on treasury
         stock method                     830         206            13
                                    ---------     -------     ---------

        Total                          32,366      27,623        27,363
                                    =========     =======     =========

          Per share amount          $   (3.16)    $   .77     $   (3.67)
                                    =========     =======     =========